Exhibit 5.1

Goodwin Proctor LLP One Commerce Square 2005 Market Street, 32nd Floor Philadelphia, PA 19103 goodwinlaw.com +1 445 207 7800

August 23, 2024

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) filed by Windtree Therapeutics, Inc., a Delaware corporation (the “Company”) on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 10,679,758 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for resale by Seven Knots, LLC (“Seven Knots”), as a selling stockholder listed in the Registration Statement under “Selling Stockholder,” consisting of (i) up to 10,574,018 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole discretion, to issue and sell to Seven Knots pursuant to a Common Stock Purchase Agreement, dated as of June 26, 2024, by and between the Company and Seven Knots (the “Purchase Agreement”), and (ii) up to 105,740 shares of Common Stock issuable upon the conversion of the outstanding unpaid principal balance, together with all accrued and unpaid interest, if any, of the convertible promissory note issued to Seven Knots as consideration for it entering into the Purchase Agreement (the “Note Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of our opinions set forth below, we have assumed (i) the approval by the Company’s board of directors (the “Board of Directors”) (or duly authorized designees of the Board of Directors) of each issuance of the Purchase Shares, (ii) the issuance of the Purchase Shares in accordance with such approval, for a price per share equal to or greater than the minimum price, if any, authorized by the Board of Directors (or duly authorized designees of the Board of Directors) prior to the date of issuance (the “Minimum Price”), (iii) the receipt by the Company of stockholder approval of the issuance of any Purchase Shares in excess of the maximum amount permitted under applicable stock exchange rules, with such stockholder approval obtained in accordance with applicable stock exchange rules, (iv) the receipt by the Company of the consideration (which shall not be less than the par value of such Purchase Shares) to be paid in accordance with such approval and (v) that no event occurs that causes the total number of Purchase Shares that may be issued for the Minimum Price, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, to exceed the number of authorized shares of Common Stock available for issuance by the Company.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Purchase Shares have been duly authorized and, subject to issuance by the Company at a price not less than the Minimum Price, when delivered and paid for in accordance with the Purchase Agreement and in accordance with any reservation of shares or other restrictions or limitations imposed by the Board of Directors (or duly authorized designees of the Board of Directors) on sales of Purchase Shares by the Company under the Purchase Agreement, will be validly issued, fully paid and nonassessable.

2. The Note Shares have been duly authorized and, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP